Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG
RETAILCO ACQUISITION CO, LLC,
AND
SPARK HOLDCO, LLC
May 12, 2015

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Article V
REPRESENTATION AND WARRANTIES OF BUYER
5.1	Organization; Qualification	16
5.2	Authority; Enforceability	17
5.3	Non-Contravention	17
5.4	Governmental Approvals	18
5.5	Legal Proceedings	18
5.6	Brokers’ Fee	18
5.7	Bankruptcy	18
Article VI
COVENANTS OF THE PARTIES
6.1	Conduct of Business of Oasis Power and OPH	18
6.2	Notice of Certain Events	21
6.3	Access to Information; Confidentiality	21
6.4	Expenses	21
6.5	All Reasonable Efforts	22
6.6	Public Statements	22
6.7	No Solicitation	22
6.8	Tax Matters	23
6.9	Termination of Related Party Transactions	23
6.1	Amendments to Schedules	23
6.11	Resignations	23
6.12	Release of Liens	23
Article VII
CONDITIONS TO CLOSING
7.1	Conditions to Obligations of all Parties	24
7.2	Conditions to Obligations of Buyer	24
7.3	Conditions to Obligations of Seller	25
Article VIII
CLOSING
8.1	Closing	26
8.2	Deliveries by Seller	26
8.3	Deliveries by Buyer	27
Article IX
TERMINATION RIGHTS
9.1	Termination Rights	28
9.2	Effect of Termination	29
Article X
INDEMNIFICATION
10.1	Indemnification by the Seller	29
10.2	Indemnification by Buyer	29
10.3	Limitations and Other Indemnity Claim Matters	30
10.4	Indemnification Procedures	32

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10.5	Express Negligence	33
10.6	No Reliance	34
10.7	Tax Treatment	34
Article XI
GOVERNING LAW AND CONSENT TO JURISDICTION
11.1	Governing Law	34
11.2	Consent to Jurisdiction	35
Article XII
GENERAL PROVISIONS
12.1	Amendment and Modification	35
12.2	Waiver of Compliance; Consents	35
12.3	Notices	35
12.4	Assignment	36
12.5	Third Party Beneficiaries	36
12.6	Entire Agreement	37
12.7	Severability	37
12.8	Representation by Counsel	37
12.9	Disclosure Schedules	37
12.1	Facsimiles; Counterparts	37

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Oasis Interests Assignment
Exhibit C	—	Form of Convertible Subordinated Note

Schedules

Schedule 2.3(a)	—	Example Calculation of Working Capital

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 12, 2015 (the “Execution Date”), is made and entered into by and between Retailco Acquisition Co, LLC (“Seller”) and Spark HoldCo, LLC (“Buyer”).
Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
WHEREAS, Seller owns all of the outstanding membership interests in Oasis Power Holdings, LLC (“OPH”) and OPH owns all of the outstanding membership interests in Oasis Power, LLC, a Texas limited liability company (“Oasis Power”) (the membership interest in OPH and the membership interest in Oasis Power owned by OPH, are collectively referred to as the “Oasis Interests”);
WHEREAS, upon the Closing, Seller will sell, transfer, assign and convey to Buyer all of the outstanding membership interests in OPH in exchange for the consideration, and on the terms and conditions, set forth in this Agreement (collectively, the “Conveyance”);
A G R E E M E N T S
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
Article I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
Article II
TRANSFER OF OPH
2.1    Transfer of Membership Interest in OPH. At the Closing, on the terms and subject to the conditions of this Agreement, (a) Seller shall transfer, convey, assign and deliver to Buyer all of its right, title and interest in and to OPH, constituting all outstanding membership interest in OPH, free and clear of all Liens (other than Permitted Liens) or other Indebtedness, in exchange for the consideration set forth in Section 2.2, as adjusted, and (b) Buyer shall purchase all outstanding membership interest in OPH from Seller. As of the Closing Date, the membership interest in OPH and Oasis Power shall be free and clear or all Liens (other than Permitted Liens) or other Indebtedness, other than (i) trade payables incurred in the ordinary course of business that are not past due for more than thirty (30) days, other than Current PSE Payables, and (ii) Current PSE Payables, which will be included in determining the Estimated Working Capital and the Effective Date Working Capital.
2.2    Consideration for the Membership Interest Transfer. At the Closing, subject to the adjustments provided for in this Article II, and in consideration for the transfer of all outstanding membership interests in OPH, Buyer shall pay to Seller (i) a cash payment of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Cash Consideration”), as adjusted pursuant to this Article II, and (ii) the issuance by Buyer and Spark Energy, Inc., an Affiliate of Buyer, as co-issuers, of Five Million and No/100 Dollars ($5,000,000.00) of convertible subordinated debt (the “Convertible Subordinated Debt”) to Seller (or its designee) substantially in the form of the convertible subordinated note attached hereto as Exhibit C (the “Convertible Subordinated Note”) (the Cash Consideration, as adjusted pursuant to this Article II, and the Convertible Subordinated Debt being referred to herein collectively as the “Base Consideration”). Buyer agrees to cause its Affiliate, Spark Energy, Inc., to execute the Convertible Subordinated Note as a co-issuer thereof.
2.3    Base and Cash Consideration Adjustment.
(a)    At least five (5) days prior to Closing, Seller shall deliver to Buyer the Estimated Closing Statement setting forth Seller’s good faith and fully informed estimate of the Working Capital that will exist as of the Effective Date (the “Estimated Working Capital”), which Estimated Working Capital will be calculated in the same manner as the Example Calculation of Working Capital in Schedule 2.3(a) and in accordance with GAAP, together with supporting Records. Seller shall make available to Buyer and its Representatives, as reasonably requested by Buyer, all Records and other documents used by Seller in preparing the Estimated Closing Statement and personnel of Seller and/or Oasis Power responsible for preparing or maintaining such Records and documents. Buyer shall have five Business Days after its receipt of the Estimated Closing Statement to either accept or reject same. If Buyer rejects the Estimated Closing Statement, Seller and Buyer shall meet as soon as reasonably possible to resolve their differences concerning the Estimated Closing

Statement. If Buyer and Seller are unable to resolve their differences, Closing will be delayed until such time as Buyer and Seller are able to agree on the Estimated Closing Statement.
(b)    If the Estimated Working Capital as set forth in the Estimated Closing Statement approved by Buyer and Seller is less than the Target Working Capital, the difference (the “Estimated WC Shortfall”) will be deducted from the Cash Consideration portion of the Base Consideration (the applicable adjustment to the Cash Consideration, the “Adjusted Cash Consideration”). The Adjusted Cash Consideration shall be payable in accordance with Section 8.3 by wire transfer of immediately available funds to the account designated by Seller.
2.4    Post-Closing Adjustment.
(a)    As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Buyer will deliver to Seller the Preliminary Closing Statement setting forth the Buyer’s good faith estimate of the Working Capital of Oasis Power and OPH, on a consolidated basis, together with supporting records as of (i) the Effective Date (the “Effective Date Working Capital”) and (ii) as of the effective date of the closing of the transactions contemplated by the First Oasis MIPA (the “Original Working Capital”). These calculations shall be prepared in the same manner as the Example Calculation of Working Capital in Schedule 2.3(a) and in accordance with GAAP. Buyer will make available to Seller and its Representatives, as reasonably requested by Seller, all Records and other documents used by Buyer in preparing the Preliminary Closing Statement.
(b)    As soon as reasonably practicable, but in no event later than fifteen (15) days after Seller receives the Preliminary Closing Statement (the “Objection Period”), Seller shall deliver to Buyer a written report containing all changes (if any) that Seller proposes to be made to such Preliminary Closing Statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation, if applicable, and include Seller’s calculation of the Effective Date Working Capital and the Original Working Capital. All items on the Preliminary Closing Statement for which Seller does not propose changes shall be deemed to be final and binding on the Parties. If Seller fails to deliver to Buyer the Objection Notice within the Objection Period, the Preliminary Closing Statement as delivered by Buyer will be deemed to be final and binding on the Parties.
(c)    As soon as reasonably practicable, but in no event later than ten (10) days after Buyer receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Preliminary Closing Statement and, specifically, the Effective Date Working Capital and the Original Working Capital. If the Parties fail to agree on the final adjustments within the fifteen (15) day period after Buyer’s receipt of the Objection Notice, any Party may submit the disputed items to the Independent Accountant for resolution. The Parties shall direct the Independent Accountant to resolve the disputes within thirty (30) days after the relevant materials are submitted for review. The Independent Accountant shall consider only those items or amounts in the Preliminary Closing Statement as to which Seller proposed changes in the Objection Notice and that remain in dispute between the Parties, shall render its decision based solely on written materials submitted by the Parties and the terms of this Agreement and shall not assign a value to any item greater than the greatest value for such item claimed by the Parties or less than the smallest value for such item claimed by the Parties. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.4(c) shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Preliminary Closing Statement. The decisions of the Independent Accountant regarding the Preliminary Closing Statement, the Effective Date Working Capital and the Original Working Capital will be binding on and non-appealable by the Parties, and shall be enforceable in a court of law. The fees and expenses associated with the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
(d)    The Preliminary Closing Statement shall become final and binding on the Parties with respect to the determination of the Effective Date Working Capital and the Original Working Capital upon the earliest of (i) if no Objection Notice has been given within the Objection Period, the expiration of the Objection Period, (ii) if an Objection Notice has been given during the Objection Period, upon the agreement by the Parties that such Preliminary Closing Statement, together with any modifications thereto agreed to in writing by the Parties, is final and binding and (iii) if an Objection Notice has been given but there is no agreement between the Parties regarding Seller’s proposed changes, the date on which the Independent Accountant issues its decision with respect to any dispute referred to the Independent Accountant pursuant to Section 2.4(c), giving effect to any items reflected in the Objection Notice as to which the Parties were able to reach agreement prior to such referral. The Preliminary Closing Statement, as adjusted, if applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Independent Accountant, when final and binding with respect to the determination of the Effective Date Working Capital and the Original Working Capital, is herein referred to as the “Final Closing Statement”.
(e)    If the Final Closing Statement indicates that:
(i)    the Effective Date Working Capital is less than the Estimated Working Capital and there was an Estimated WC Shortfall at Closing, then Seller shall pay to Buyer the amount of such deficiency;
(ii)    the Effective Date Working Capital is less than the Estimated Working Capital, there was no Estimated WC Shortfall at Closing and the Effective Date Working Capital is less than the Target Working Capital, then Seller shall pay to Buyer the amount of the difference between the Effective Date Working Capital and the Target Working Capital;
(iii)    the Effective Date Working Capital is greater than the Estimated Working Capital and there was an Estimated WC Shortfall at Closing, then Buyer shall pay to Seller the amount by which the Effective Date Working Capital is greater than the Estimated Working Capital, but in no event to exceed the Estimated WC Shortfall; and
(iv)    the Effective Date Work Capital is greater than the Original Working Capital, then Buyer shall pay Seller the amount of such excess.
All payments made pursuant to this Section 2.4(e) shall be made within five (5) Business Days after finalization of the Final Closing Statement in accordance with this Section 2.4, by wire transfer of immediately available funds to a bank accounted designated in writing by the appropriate Party. Buyer shall be permitted to set-off any such amounts owed by Seller to Buyer against amounts outstanding under the Convertible Subordinated Note in the same manner and subject to the same procedures as Losses are permitted to be set-off against the Convertible Subordinated Note pursuant to Section 10.3(h) (without giving effect to the other limitations on Losses set forth in Article XI).
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to the Buyer as of the Execution Date and the Closing Date as follows:
3.1    Organization; Qualification. Seller is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Seller is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Seller Material Adverse Effect.
3.2    Authority; Enforceability.
(c)    Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Seller of the Transaction Documents to which it is, or will be, a party, the consummation by Seller of the transactions contemplated thereby and the performance by Seller of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by Seller, and no other proceedings on the part of Seller are necessary to enter into the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(d)    The Transaction Documents to which Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3    Non-Contravention. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which Seller is, or will be, a party and the consummation by Seller of the transactions contemplated thereby does not and will not: %3. conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of Seller; %3. conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Seller is a party or by which any property or asset of Seller is bound or affected; %3. assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to which Seller is subject or by which any property or asset of Seller is bound; %3. constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of Seller or %3. result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of Seller as now conducted, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Seller Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
3.4    Governmental Approvals. Except as set forth on Schedule 3.4 of the Seller Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for %4. the consummation by Seller of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or %4. the enforcement against Seller of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
3.5    Capitalization.
(a)    Seller owns one hundred percent (100%) of the outstanding membership interests in OPH free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws and (ii) transfer restrictions contained in the Organizational Documents of OPH.
(b)    The membership interests in OPH owned by Seller are duly authorized and validly issued in accordance with the respective Organizational Documents of OPH and are fully paid (to the extent required under the Organizational Documents of OPH) and nonassessable (except as nonassessability may be affected by Sections 153.102, 153.103, 153.202 and 153.210 of the TBOC) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
(c)    There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Seller to issue or sell any equity interests of Seller or OPH or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Seller or OPH, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    Neither Seller nor OPH has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Seller or OPH on any matter.
(e)    Seller is not a party to any agreements, arrangements, or commitments obligating Seller to grant, deliver or sell, or cause to be granted, delivered or sold, any interest in OPH or Oasis Power, by sale, lease, license or otherwise, other than this Agreement.
(f)    There are no voting trusts, proxies or other agreements or understandings to which Seller is bound with respect to the voting of the Oasis Interests.
3.6    Legal Proceedings. Except as set forth on Schedule 3.6 of the Seller Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or by Seller, OPH or Oasis Power (a) relating to or affecting the Oasis Business, which if determined adversely to Seller, OPH or Oasis Power would reasonably be expected to have an Oasis Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of Seller under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
3.7    Brokers’ Fee. Except as set forth on Schedule 3.7 of the Seller Disclosure Schedules, neither Seller nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Buyer or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
3.8    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Seller, threatened against Seller or any of its Subsidiaries.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING OPH AND OASIS POWER
Seller hereby represents and warrants to the Buyer as of the Execution Date and the Closing Date as follows:
4.1    Organization; Qualification. Each Oasis Party is an entity duly formed, validly existing and in good standing under the laws of the State of Texas. Each Oasis Party has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such business is now conducted. Each Oasis Party is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have an Oasis Material Adverse Effect. Seller has made available to Buyer true and complete copies of the Organizational Documents of each Oasis Party as in effect on the Execution Date.
4.2    Capitalization.
(f)    The only equity interest in OPH is owned by Seller and the only equity interest in Oasis Power is owned by OPH. Other than Oasis Power, OPH owns no other equity or other ownership interest in any other Person and Oasis Power owns no equity or other ownership interest in any other Person.
(g)    Except as set forth in the Organizational Documents of the Oasis Parties, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Oasis Parties to issue or sell any equity interests of any Oasis Party or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in any of the Oasis Parties, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(h)    No Oasis Party has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in OPH or Oasis Power on any matter.
(i)    None of the Oasis Parties owns, directly or indirectly, any equity or long-term debt securities of any Person.
4.3    Financial Statements.
(a)    Seller has made available to the Buyer %3. audited consolidated balance sheets of Oasis Power as of December 31, 2013 and the related audited income statements and statements of cash flows, for the twelve-month period of operations of Oasis Power, then ended as of December 31, 2013, together with the footnotes thereto, if any (the “Oasis Audited Annual Financial

Statements”); %3. unaudited consolidated balance sheets of Oasis Power as of the twelve-month period ending December 31, 2014 and related unaudited income statements and statements of cash flows, for the twelve-month period ending December 31, 2014, together with footnotes thereto, if any (the “Oasis Unaudited Annual Financial Statements”) and %3. unaudited consolidated balance sheets of Oasis Power as of the period ending April 30, 2015, and the related unaudited consolidated income statements and statements of cash flows, for the four-month periods of operations of Oasis Power then ended, together with the footnotes thereto, if any (the “Oasis Unaudited Interim Financial Statements” and, together with the Oasis Audited Annual Financial Statements, the Oasis Unaudited Annual Financial Statements and the Oasis Interim Financial Statements, the “Oasis Financial Statements”). The Oasis Financial Statements (A) are consistent with the books and records of Oasis Power, (B) have been prepared in accordance with GAAP and (C) present fairly, in all material respects, the consolidated financial position and operating results, equity and cash flows of Oasis Power as of, and for the periods ended on, the respective dates thereof, except in each case in (A) and (B), for any modifications thereto resulting from the reclassification of certain expenses based on certain unauthorized activities of Oasis Power’s former Chief Financial Officer.
(b)    The Parties hereto acknowledge that because of the certain unauthorized activities of Oasis Power’s former Chief Financial Officer, which have been disclosed to Buyer, the Oasis Audited Annual Financial Statements will need to be restated or otherwise re-audited. Oasis Power will cause such restatement or a new audit of full year 2013 to be conducted by an audit firm reasonably acceptable to Seller, the cost of which is being borne solely by Seller’s predecessors in interest.
(c)    None of OPH or Oasis Power has any liability, whether accrued, contingent, absolute, un-liquidated or otherwise, whether due or to become due, or any unrealized or unanticipated loss, which was then or will be material to OPH and Oasis Power and the Oasis Assets and Oasis Business and that would be required to be included in the Oasis Financial Statements under GAAP (including the footnotes thereto) except for (i) liabilities set forth in the Oasis Financial Statements; and (ii) liabilities relating to the Oasis Business that have arisen since February 28, 2015, in the ordinary course of business consistent with past practice.
4.4    Absence of Certain Changes. Except as set forth on Schedule 4.4 of the Oasis Disclosure Schedules or as expressly contemplated by this Agreement, since December 31, 2014, (a) the Oasis Parties have conducted their business in the ordinary course and in a manner consistent with past practice, (b) the Oasis Assets have been operated or utilized in the ordinary course and in substantially the same manner consistent with past practices, (c) there has not been any Event, occurrence or development which would be reasonably expected to have an Oasis Material Adverse Effect, (d) there have been no changes or modifications to the organizational documents of either OPH or Oasis Power, (e) no guaranties have been issued by or on behalf of OPH or Oasis Power, (f) neither OPH nor Oasis Power has incurred any Indebtedness, (g) neither OPH nor Oasis Power has declared any dividends or other distributions, (h) neither OPH nor Oasis Power has issued any equity, (i) neither OPH nor Oasis Power has allowed to be placed any Liens on the Oasis Assets or any portion of the Oasis Business, (j) no new material Contracts have been entered into by OPH or Oasis Power, (k) there have been no changes in the accounting methods utilized by OPH and Oasis Power, (l) there have been no changes in cash management policies of OPH or Oasis Power, (m)

neither OPH nor Oasis Power has made any loans to or capital investments in another Person or to any of its members or employees and (n) no bonuses have been paid or have been committed to be paid to any employees of OPH or Oasis Power.
4.5    Compliance with Law. Except as to matters that would not reasonably be expected to have an Oasis Material Adverse Effect, (a) each of the Oasis Parties is in compliance with Laws applicable to the conduct of the Oasis Business as currently conducted or the ownership or use of its Oasis Assets, (b) none of the Oasis Parties has received written notice of any violation of any Laws applicable to the conduct of the Oasis Business as currently conducted or the ownership or use of the Oasis Assets, and (c) to the Knowledge of Seller, none of the Oasis Parties are under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of the Oasis Business as currently conducted or the ownership or use of the Oasis Assets.
4.6    Legal Proceedings. Except as is set forth on Schedule 4.6 of the Oasis Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or by any Oasis Party (a) relating to or affecting the Oasis Business or Oasis Assets, which if determined adversely to any Oasis Party, would reasonably be expected to have an Oasis Material Adverse Effect or (b) that questions or involves the validity or enforceability of the obligations of Seller under this Agreement or the Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
4.7    Assets.
(a)    Oasis Power has good and valid title to the Oasis Assets free and clear of all Liens except (i) such as are set forth on Schedule 4.7 of the Oasis Disclosure Schedules that will be released in full at Closing or (ii) for Permitted Liens.
(b)    All the Oasis Assets have been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being used or held for use.
4.8    Leases. Other than as set forth to the contrary on Schedule 4.8 of the Oasis Disclosure Schedules, Oasis Power has and includes, such office and other leases (the “Leases”) as are sufficient to operate the Oasis Business as such business is being conducted on the Execution Date. OPH or Oasis Power has fulfilled and performed all its material obligations with respect to Leases and, to the Knowledge of Seller, no Event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Leases, except for such revocations, terminations and impairments that would not reasonably be expected to have an Oasis Material Adverse Effect.
4.9    Adequacy of Assets. Except as set forth on Schedule 4.9 of the Oasis Disclosure Schedules, all of the assets, interests and other rights necessary to own the Oasis Assets and conduct the operations of Oasis Power and carry on the Oasis Business in the ordinary course and in substantially the same manner as currently being conducted and consistent with past practice, are owned or leased by Oasis Power, except as would not reasonably be expected to have an Oasis Material Adverse Effect.
4.10    Material Contracts.
(a)    Except as set forth on Schedule 4.10 of the Oasis Disclosure Schedules, as of the Execution Date, none of the Oasis Parties are a party to or bound by any Contract used in the Oasis Business or included in the Oasis Assets that:
(i)    contains any provision or covenant which materially restricts any Oasis Party or any Affiliates thereof from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;
(ii)    %5. relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money, liabilities or other obligations by any Oasis Party or any of their respective Subsidiaries (including so-called take-or-pay or keepwell agreements) or %5. creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $50,000);
(iii)    is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by any of the Oasis Parties or any of their respective Subsidiaries or which requires any Oasis Party or any of their respective Subsidiaries to invest funds in or make loans to, or purchase any securities of, another Person;
(iv)    relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
(v)    is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any Oasis Party or any of their respective Subsidiaries;
(vi)    includes the acquisition of assets or properties or the sale of assets or properties, in each case with a book value in excess of $50,000 (whether by merger, sale of stock, sale of assets or otherwise);
(vii)    involves a sharing of profits, losses, costs or liabilities by any Oasis Party or any of their respective Subsidiaries with any other Person;
(viii)    relates as of the Execution Date to %5. the purchase of materials, supplies, goods, services, equipment or other assets, %5. the purchase or sale of electrical power, (C) the purchase, sale, transportation or storing of natural gas or the purchase, or storing of, natural gas or the provision of services related thereto or (D) the construction of capital assets, (E) the management of any part or all of the Oasis Business or Oasis Assets, (F) services provided to or in connection with, the Oasis Business, (G) the paying of commissions related to the Oasis Business, (H) advertising contracts and (I) other similar types of Contracts of the kind listed in (A) through (H) above, in the cases of clauses (A), (B), (C), (D), (E), (F), (G), and (H) that provides for annual payments by or to OPH or Oasis Power or any of their respective Subsidiaries in excess of $50,000;
(ix)    provides for indemnification of one or more Persons by OPH or Oasis Power or any of their respective Subsidiaries or the assumption of any Tax or other liability of any Person;
(x)    otherwise involves the annual payment by or to OPH or Oasis Power or any of their respective Subsidiaries that cannot be terminated on 90 days or less notice without payment by OPH or Oasis Power or any of their respective Subsidiaries of any penalty; and
(b)    Seller has made available to Buyer a true and correct copy of each contract required to be disclosed on Schedule 4.10 of the Oasis Disclosure Schedules (all such Contracts being referred to as the “Oasis Contracts”).
(c)    Each Oasis Contract is a valid and binding obligation of OPH or Oasis Power or their respective Subsidiaries, and is in full force and effect and enforceable in accordance with its terms against such entity and, to the Knowledge of Seller, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of Seller, threatened by any other party thereto nor has any Oasis Party or any of their respective Subsidiaries executed any waiver that waives any material rights thereunder.
(d)    None of the Oasis Parties or any of their respective Subsidiaries nor, to the Knowledge of Seller, any other party to any Oasis Contract is in default or breach in any material respect under the terms of any Oasis Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by OPH or Oasis Power or any of their respective Subsidiaries or, to the Knowledge of Seller, any other party to any Oasis Contract, or would permit termination, modification or acceleration under any Oasis Contract.
(e)    None of the Oasis Parties or any of their respective Subsidiaries (i) have received any material prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any electric power, gas or other hydrocarbons purchased, sold or transported by or on behalf of OPH or Oasis Power or their respective Subsidiaries with respect to the Oasis Business; and (ii) none of the Oasis Parties or any of their respective Subsidiaries have received any material compensation or deposits for the sale of electric power or natural gas which would be subject to any refund or create any repayment obligation by Oasis Power, and to the Knowledge of Seller, there is no basis for a claim that a refund is due with respect to the Oasis Business.
4.11    Pacific Summit Energy, LLC Agreements. The contracts, agreements and undertakings involving any Oasis Party, on the one hand, and Pacific Summit Energy, LLC and/or its Affiliates (“PSE”), on the other hand, and all amendments thereto (collectively, the “PSE Agreements”) set forth on Schedule 4.11(a) will be terminated immediately prior to the Closing. Any Exit Fees (as defined in the Payoff and Release Agreement, dated May 7, 2015, between Oasis Power and PSE (the “Payoff Letter”)) required to be paid by any Oasis Party in connection with such termination and all delinquent amounts referred to in the Payoff Letter have been paid by Seller or another Oasis Party prior to the Closing (the “PSE Fees”), and all other costs associated with the termination of the PSE Agreements shall be borne by Buyer. Notwithstanding the foregoing, the Hedges set forth on Schedule 4.11(b) shall remain in full force and effect immediately following the Closing and any costs associated with maintaining such Hedges in full force and effect shall be borne by Buyer.
4.12    Permits. Oasis Power has all Permits as are necessary for the ownership and operation of the Oasis Business and Oasis Assets except for those the failure of which to have would not reasonably be expected to have an Oasis Material Adverse Effect.
4.13    Intellectual Property. Schedule 4.13 of the Oasis Disclosure Schedules sets forth a true and complete list of all patents, registered trademarks and registered copyrights and applications therefor (collectively, “Registered Intellectual Property”) included among the Oasis Assets that is material to the operation of the Oasis Business. With respect to registered trademarks included among the Registered Intellectual Property, Schedule 4.13 of the Oasis Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for or will be registered or applied for as of the Closing Date, and all registration and application numbers. Except as set forth on Schedule 4.13 of the Oasis Disclosure Schedules, the Oasis Parties or their respective Subsidiaries own or will own as of the Closing Date, and one or more of the Oasis Parties will have as of the Closing Date, the right to use without claim of infringement by any other person, all intellectual property that is material to the operation of the Oasis Business as currently conducted. The consummation of the transactions contemplated hereby will not impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, an Oasis Material Adverse Effect.
4.14    Taxes.
(a)    All material Tax Returns required to be filed with respect to the Oasis Business and Oasis Assets (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due relating to the Oasis Business and Oasis Assets have been paid in full.
(b)    No material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any portion of the Oasis Business or Oasis Assets.
(c)    All material Taxes required to be withheld, collected or deposited by or with respect to the Oasis Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the Oasis Business and the Oasis Assets for any period.
(e)    None of the Oasis Parties is a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).
(f)    None of the Oasis Parties has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).
(g)    Except as set forth on Schedule 4.14(g) of the Oasis Disclosure Schedules, each Oasis Party is currently, and has been since its formation an entity disregarded as separate from its owner for U.S. federal income tax purposes and none of OPH or Oasis Power has elected to be treated as a corporation for federal Tax purposes.
(h)    Except as set forth on Schedule 4.14(h) of the Oasis Disclosure Schedules, none of the Oasis Parties has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
4.15    Employee Benefits; Employment and Labor Matters.
(a)    Except as set forth on Schedule 4.15(a) of the Oasis Disclosure Schedules, no Oasis Party, nor any ERISA Affiliate of any Oasis Party, sponsors, maintains, contributes to or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to within the past six years any of the following:
(i)    any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) or
(ii)    any material personnel policy, equity-based plan (including, but not limited to, unit option plans, unit purchase plans, unit appreciation rights and phantom unit plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay or retention plan or arrangement, change in control policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.15(a)(i)(collectively, along with the plans described in Section 4.15(a)(i) above, the “Oasis Benefit Plans”).
True, correct and complete copies of each of the Oasis Benefit Plans, including all amendments thereto, have been made available to Buyer. Except as identified on Schedule 4.15(a) of the Oasis

Disclosure Schedules, none of the Oasis Benefit Plans are sponsored, maintained or contributed to, or have been sponsored, maintained or contributed to, by any of the Oasis Parties.
(b)    Except as disclosed on Schedule 4.15(b) of the Oasis Disclosure Schedules and except as to matters that would not reasonably be expected to have an Oasis Material Adverse Effect:
(i)    each Oasis Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;
(ii)    there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened, with respect to any Oasis Benefit Plan and no Oasis Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state Governmental Authority nor, to the Knowledge of Seller, is any such audit or investigation pending; and
(iii)    each Oasis Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or has pending or has time remaining in which to file an applicable for such a determination letter) or is the subject of an opinion letter issued by the Internal Revenue Service on which it can rely.
(c)    In connection with the consummation of the transactions contemplated by this Agreement, no payments, acceleration of benefits or provision of other rights have or will be made under the Oasis Benefit Plans or otherwise which, in the aggregate, would result in the loss of deduction or the imposition any excise tax under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(d)    Except as disclosed on Schedule 4.15(d) of the Oasis Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.
(e)    No Oasis Benefit Plan is a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA, and no Oasis Party nor any ERISA Affiliate of any Oasis Party has sponsored or contributed to or been required to contribute to a Multiemployer Plan, Multiple Employer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Oasis Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.
(f)    Except as disclosed on Schedule 4.15(f) and except as would not reasonably be expected to result in an Oasis Material Adverse Effect, (i) each of the Oasis Parties is and has been in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, retaliation, payment of wages, overtime compensation, immigration, recordkeeping, employee leave, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Oasis Parties is pending or, to the Knowledge of Seller, threatened against any of the Oasis Parties, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices, discrimination, retaliation or wage practices); and (iii) none of the Oasis Parties is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Oasis Parties.
(g)    None of the Oasis Parties is a party to or otherwise subject to any collective bargaining agreements. None of the employees of the Oasis Parties is represented by a labor union and, to the Knowledge of Seller, there has not been any effort to organize any of the employees of the Oasis Parties in the past five years. There is no labor dispute, strike, work stoppage or other labor trouble against any of the Oasis Parties pending or, to the Knowledge of Seller, threatened.
(h)    Except as set forth in Schedule 4.15(f), Oasis Power has no employment agreements or commitments regarding employment of any employees who are employed by or otherwise provide services to or on behalf of OPH or Oasis Power.
4.16    Regulatory Status. None of the Oasis Parties nor any of their respective Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005.
4.17    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Seller, threatened against any Oasis Party or any of their respective Subsidiaries.
4.18    Books and Records. The books and records of the Oasis Business that are necessary for the ownership and operation of the Oasis Business and Oasis Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to Buyer.
4.19    Transactions with Affiliates. Except as set forth on Schedule 4.19, there are no loans, leases or other continuing transactions between either Oasis Party, on the one hand, and (i) any officer, director, member, or manager of either Oasis Party; (ii) Seller; or (iii) any respective family member or Affiliate of such officer, director, member or manager.

Article V
REPRESENTATION AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date as follows:
5.1    Organization; Qualification. Buyer is duly formed, validly existing and in good standing under the laws of its state of organization and has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. Buyer is duly licensed or qualified to do business as a limited liability company (either foreign or domestic) and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of its businesses now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.
5.2    Authority; Enforceability.
(d)    Buyer has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Buyer of the Transaction Documents to which it is, or will be, a party, the consummation by Buyer of the transactions contemplated thereby and the performance by Buyer of all of the terms and conditions thereof to be performed by it has been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer is necessary to authorize the Transaction Documents to which it is, or will be, a party, to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to perform all of the terms and conditions thereof to be performed by it.
(e)    The Transaction Documents to which Buyer is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
5.3    Non-Contravention. Except as set forth on Schedule 5.3 of the Buyer Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which Buyer is, or will be, a party and the consummation by Buyer of the transactions contemplated thereby does not and will not: %3. conflict with, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of Buyer; %3. conflict with, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party or by which any property or asset of Buyer or any of its Subsidiaries is bound or affected; %3. assuming compliance with the matters referred to in Section 5.3, conflict with or violate any Law to which Buyer or any of its Subsidiaries is subject or by which any property or asset of Buyer or any of its Subsidiaries is bound; %3. constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of Buyer; or %3. result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Contract or Governmental Approval that is necessary or desirable for the ownership, lease or operation of Buyer as now conducted, except, in the cases of clauses (c), (d), and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Buyer Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.4    Governmental Approvals. Except as set forth on Schedule 5.4 of the Buyer Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, is necessary for %4. the consummation by Buyer of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or %4. the enforcement against Buyer of its obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.5    Legal Proceedings. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer, that questions or involves the validity or enforceability of the obligations of Buyer under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.
5.6    Brokers’ Fee. Except as set forth on Schedule 5.6 of the Buyer Disclosure Schedules, neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Buyer or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.
5.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.

Article VI
COVENANTS OF THE PARTIES
6.1    Conduct of Business of Oasis Power and OPH.
(f)    From the Execution Date through the Closing, except (1) as expressly permitted or required by the terms of this Agreement, (2) as described in Schedule 6.1(a) of the Oasis Disclosure Schedules, (3) as required by applicable Law or (4) as consented to or approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), Oasis Power and OPH shall, and shall cause their respective Subsidiaries to:
(i)    conduct the Oasis Business in the ordinary course of business consistent with past practice;
(ii)    use All Reasonable Efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;
(iii)    maintain the tangible assets used in the operation of the Oasis Business in good working order and condition as of the Execution Date, ordinary wear and tear excepted;
(iv)    maintain and preserve the business and operations of the Oasis Business in the ordinary course of business consistent with past practice;
(v)    comply in all material respects with all applicable material Laws relating to the Oasis Business;
(vi)    use All Reasonable Efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage relating to the Oasis Business;
(vii)    file on a timely basis all material notices, reports or other filings necessary or required for the continued operation of the Oasis Business to be filed with or reported to any Governmental Authority; and
(viii)    file on a timely basis all complete and accurate applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the Oasis Business in all material respects, whether or not such approval would expire before or after Closing.
(g)    Without limiting the generality of Section 6.1(a), and except as described in Schedule 6.1(b) of the Oasis Disclosure Schedules or as expressly permitted or required by the terms of this Agreement, or consented to or approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, OPH and Oasis Power shall not, and shall not authorize or permit any Subsidiary to:
(i)    make any material change or amendment to the Organizational Documents of any Oasis Party;
(ii)    waive any rights or benefits held by OPH attributable to OPH’s ownership of the Oasis Interests that would be binding on Buyer or its ownership of the Oasis Interests after the Closing;
(iii)    make any material change to the Tax methods, principles or elections of any Oasis Party;
(iv)    split, combine or reclassify any Oasis Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, the Oasis Interests;
(v)    with respect to the Oasis Parties, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities;
(vi)    sell, mortgage, pledge, create a security interest in, dispose of, or otherwise encumber the Oasis Interests;
(vii)    cause any Oasis Party to merge with, or into, or consolidate with, any other Person;
(viii)    make any material change in the conduct of the Oasis Business;
(ix)    terminate or amend or otherwise modify in any material respect any Oasis Contract or any other Contract included in the Oasis Business, except in the ordinary course of business consistent with past practice;
(x)    mortgage, pledge, create a security interest in, dispose of, or otherwise encumber any portion of the properties, Contracts or other assets owned by any Oasis Party (other than Permitted Liens);
(xi)    permit any portion of the properties, Contracts or other assets owned by any Oasis Party to become subject to any Lien, other than Permitted Liens;
(xii)    enter into any Contract with Seller or either of the Oasis Parties’ officers, directors or employees or any Affiliate of the foregoing;
(xiii)    sell any properties, Contracts or other assets owned by any Oasis Party;

(xiv)    (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings with respect to the Oasis Business for damages to the extent such settlements assess damages in excess of $10,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Oasis Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Oasis Business or the operation thereof;
(xv)    take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;
(xvi)    enter into or amend any employment, severance, retention, change of control or other similar agreement with any employee of either Oasis Party; or
(xvii)     commit or agree to do any of the foregoing.
6.2    Notice of Certain Events. From and after the Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 9.1, to the extent it has Knowledge, each Party shall promptly notify the other Parties of (i) the occurrence, or non-occurrence, of any Event that would be likely to cause any condition to the obligations of any Party to effectuate the transactions contemplated in this Agreement and the Transaction Documents not to be satisfied or (ii) the failure of any Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other Party to the transactions contemplated in this Agreement and the Transaction Documents not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that the failure to comply with this Section 6.2 shall not result in the failure of any of the conditions to the Closing in Article VII to be satisfied, or give rise to any right to terminate this Agreement under Section 9.1, if the underlying Event would not in and of itself give rise to such failure or right.
6.3    Access to Information; Confidentiality.
(a)    From the Execution Date until the Closing Date, Seller shall, and shall cause each of the Oasis Parties to, (i) give Buyer and its Affiliates, and their respective Representatives reasonable access to the offices, properties, books and records of each Oasis Party, in each case during normal business hours and (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to each Oasis Party as such Persons may reasonably request, subject to Buyer’s and its Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 6.3, no Oasis Party shall be required to, or to cause any Oasis Party to, grant access or furnish information to Buyer or any of its Representatives to the extent that such information is subject to an attorney/

client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, each Oasis Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
6.4    Expenses.
(a)    Except as otherwise provided for in this Agreement, (i) Buyer shall pay all costs and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated thereby and (ii) Seller shall pay all costs and expenses incurred by it in connection with Transaction Documents and the transactions contemplated thereby.
(b)    Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.
6.5    All Reasonable Efforts.
(c)    Subject to the terms and conditions of this Agreement, each of the Parties shall use All Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party shall use All Reasonable Efforts to timely obtain all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Documents prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.
6.6    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and neither Seller nor Buyer shall, and Seller and Buyer shall cause their respective Affiliates not to, issue any such public announcement, statement or other disclosure without having first obtained approval of the contents thereof by the non-issuing Parties; provided, however, that any of Seller or Buyer or their respective Affiliates may make any public disclosure without first so consulting with or notifying the other Party or Parties or obtaining consent to the contents thereof if such disclosing Party reasonably believes that it is required by Law or a national securities exchange to do so.
6.7    No Solicitation. Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, nor permit its controlled Affiliates or (using All Reasonable Efforts) its Representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the Oasis Business or the membership interest in OPH or Oasis Power, whether by merger, consolidation, business combination, purchase or sale of equity interests or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (an “Oasis Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Oasis Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Oasis Business in connection with an Oasis Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Upon the execution of this Agreement, Seller shall, and shall cause its Affiliates and (using All Reasonable Efforts) its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Oasis Acquisition Transaction.
6.8    Tax Matters.
(f)    Transfer Taxes. Fifty percent (50%) of all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with the transfer, conveyance and delivery of the membership interests in OPH (the “Transfer Taxes”) shall be borne by Seller, and the remainder of such Transfer Taxes shall be borne by Buyer. Notwithstanding anything to the contrary in this Section 6.8, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use All Reasonable Efforts to provide such Tax Returns to the other Party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid.
(g)     Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
6.9    Termination of Related Party Transactions. Except for the Contracts listed in Schedule 6.9, Seller shall cause all Contracts or other arrangements between Seller, any Affiliate of Seller and officers, directors and employees thereof, on the one hand, and any Oasis Party or their Affiliates, on the other hand, to be terminated on or prior to the Closing without any loss, liability or expense of any Oasis Party paid or remaining thereunder, except for the Transaction Documents.
6.10    Amendments to Schedules. Each Party may, prior to the Closing Date, deliver to the other Parties modifications, changes or updates to such Party’s Disclosure Schedules in order to disclose or take into account facts, matters or circumstances which arise or occur between the Execution Date and the Closing Date and which, if existing or occurring as of the Execution Date, would have been required to be set forth or described in such Disclosure Schedules. No updated information provided to the Parties in accordance with this Section 6.10 shall be deemed to cure any breach of a representation, warranty or covenant made in this Agreement.
6.11    Resignations. At or prior to the Closing, Seller shall cause the officers and directors of OPH and Oasis Power set forth on Schedule 6.11 of the Oasis Disclosure Schedules to resign or be removed from such positions.
6.12    Release of Liens. Prior to, or concurrently with, the Closing, Seller shall have obtained and provided to Buyer releases of any Liens on OPH, Oasis Power and all or any portion of the Oasis Business, including the Contracts, except for Permitted Liens, without any post-Closing liability or expense to the Oasis Business or Buyer and shall provide proof of such releases and payment in full in a form and substance reasonably acceptable to Buyer at the Closing.

Article VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of all Parties. The respective obligations of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
(g)    Governmental Filings and Consents. All necessary and material filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that are customarily obtained after Closing and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(h)    Legal Constraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.
7.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion):
(b)    Representations and Warranties of Seller. %4. The representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7, and Section 4.1 (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and %4. the other representations and warranties of Seller made in this Agreement shall be true and correct (without regard to qualifications as to materiality, any Seller Material Adverse Effect or any Oasis Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have an Oasis Material Adverse Effect.
(c)    Performance by Seller. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
(d)    Financing.  Buyer shall have obtained financing on commercially reasonable terms that is acceptable to Buyer.
(e)    Fairness Opinions.  The Special Committee of the Board of Directors of Spark Energy, Inc. shall have received a fairness opinion from Stout Risius Ross, Inc. that is acceptable to such Special Committee in its sole discretion in regards to the fairness, from a financial point of view, to the disinterested holders of Class A Common Stock of Spark Energy, Inc., of the consideration to be paid pursuant to this Agreement.
(f)    PSE Agreements.  Seller shall make arrangements to have all PSE Agreements that are set forth on Schedule 4.11(a) terminated, the PSE Fees shall have been paid in full and the Hedges set forth on Schedule 4.11(b) shall remain in full force and effect immediately following the Closing.
(g)    2013 and 2014 Audits.  A re-audit of 2013 Oasis Financial Statements shall have been commenced and an audit of the 2014 Oasis Financial Statements shall have been completed.
(h)    Closing Deliverables. Seller shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 8.2 and the other documents contemplated by this Agreement.
(i)    Oasis Material Adverse Effect. Since the Execution Date, there shall not have occurred any Event or Events which has had, or would be reasonably expected to have, individually or in the aggregate, an Oasis Material Adverse Effect.
7.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller (in their sole discretion):
(c)    Representations and Warranties of Buyer. %4. The representations and warranties of Buyer contained in Section 5.1, Section 5.2, and Section 5.3(a) (the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and %4. the other representations and warranties of Buyer made in this Agreement shall be true and correct (without regard to qualifications as to materiality or any Buyer Material Adverse Effect contained therein) as of the Execution Date and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect.
(d)    Performance. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
(e)    Closing Deliverables. Buyer shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 8.3 and the other documents contemplated by this Agreement.
Article VIII
CLOSING
8.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Buyer, 2105 CityWest Blvd., Suite 100, Houston, Texas at 9:00 a.m., Houston, Texas time on the date that is three (3) Business Days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or such other date, place and time as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to as the “Closing Date.”
8.2    Deliveries by Seller. At or before the Closing, Seller will deliver (or cause to be delivered) the following:
(f)    To Buyer:
(i)    a counterpart to that certain assignment of the Oasis Interests to Buyer, dated as of the Closing Date (the “Oasis Interests Assignment”), substantially in the form of Exhibit B attached hereto, duly executed by Seller;
(ii)    a counterpart to that certain Convertible Subordinated Note, substantially in the form of Exhibit C attached hereto, duly executed by Seller;
(iii)    the written resignations of the officers and directors of OPH and Oasis Power set forth on Schedule 6.11 of the Oasis Disclosure Schedules effective as of Closing.

(iv)    releases of Liens, other than Permitted Liens, evidencing the discharge and removal of all Liens on OPH, Oasis Power, and the Oasis Business (including all Liens associated with or arising under the PSE Indebtedness (as defined in the First Oasis MIPA)), including all tangible and intangible assets of OPH, Oasis Power and all Oasis Contracts and other contracts, if any, other than Permitted Liens;
(v)    all books and records relating to OPH, Oasis Power, the Oasis Business (including books of account, Tax returns and supporting work papers, Contract files and the like relating to OPH, Oasis Power and the Oasis Business) that are in the possession of Seller or the Oasis Parties;
(vi)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Seller is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(vii)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officers of Seller, certifying that to such officer’s Knowledge, the conditions set forth in Section 7.2(a) and Section 7.2(b), in each case with respect to Seller, have been satisfied;
(viii)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Seller, certifying as to and attaching (i)  Unanimous Written Consent of the sole member of Seller authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and (ii) the incumbency of the officers authorized to execute this Agreement on behalf of Seller;
(ix)    certificates from the Secretary of State of Texas evidencing that Seller OPH and Oasis Power each is in good standing in the State of Texas; and
(x)    such other documents, certificates and other instruments as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
8.3    Deliveries by Buyer.
(d)    To Seller:
(xi)    the Adjusted Cash Consideration, by wire transfer of immediately available funds to the account specified by Seller;
(xii)    a counterpart to the Oasis Interests Assignment, duly executed by Buyer;
(xiii)    a counterpart to that certain Convertible Subordinated Note, duly executed by Buyer and its Affiliate, Spark Energy, Inc.
(xiv)    a closing certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Buyer, certifying that to such officer’s Knowledge, the conditions set forth in Section 7.3(a) and Section 7.3(b), in each case with respect to Buyer, have been satisfied;
(xv)    an officer’s certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Buyer, certifying as to and attaching (i) Unanimous Written Consent of the sole member of Buyer authorizing the execution and delivery of this Agreement and the transactions contemplated hereby and (ii) the incumbency of the officers authorized to execute this Agreement on behalf of Buyer;
(xvi)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Buyer is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder;
(xvii)    certificates from the Secretary of State of Texas evidencing that Buyer, is in good standing in the State of Texas; and
(xviii)    such other documents, certificates and other instruments as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
Article IX
TERMINATION RIGHTS
9.1    Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
(g)    By mutual written consent of the Parties;
(h)    By any Party if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by the Transaction Documents;
(i)    By any Party in the event that the Closing has not occurred on or prior to August 31, 2015 (the “Termination Date”); provided, however, that (i) Buyer may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is due to the failure of Buyer to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Buyer under this Agreement; and (ii) Seller may not terminate this Agreement pursuant to this Section 9.1(c) if such failure of the Closing to occur is due to the failure of Seller to perform and comply in all material respects with the covenants and agreements to be performed or complied with by Seller under this Agreement;
(j)    By Buyer if there shall have been a breach or inaccuracy of Seller’s representations and warranties in this Agreement or a failure by Seller to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.2(a) and Section 7.2(b), unless such failure is reasonably capable of being cured, and Seller is using All Reasonable

Efforts to cure such failure by the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(d) if (i) any of Buyer’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Buyer to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 7.3(b) not to be satisfied;
(k)    By Seller if there shall have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.3(a) or Section 7.3(b), unless such failure is reasonably capable of being cured, and Buyer is using All Reasonable Efforts to cure such failure by the Termination Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(e) if (i) Seller’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Seller to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 7.2(b) not to be satisfied;
9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 9.2, Section 6.4, Section 6.6, Article XI and Article XII; provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement. In the event of any willful and intentional breach of this Agreement by a Party or for fraud by such Party, the waiver provisions set forth in Section 10.3(f) shall be inapplicable. For purposes of this Section 9.2, “willful and intentional breach” is defined as a Party’s deliberate and conscious non-performance of a material contractual obligation.
Article X
INDEMNIFICATION
10.1    Indemnification by the Seller. Subject to the terms of this Article X, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation) (collectively, “Losses”) incurred or suffered by the Buyer Indemnitees as a result of, caused by, arising out of or relating to:

(e)     any breach or inaccuracy of Seller of any of the Seller Fundamental Representations (in each case, when made);
(f)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Seller contained in this Agreement; and
(g)    any breach of any of the covenants or agreements of Seller contained in this Agreement.
10.2    Indemnification by Buyer. Solely for the purposes of the indemnities made in this Section 10.2, the representations and warranties made by Buyer in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the terms of this Article X, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Seller Indemnitees”), to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the Seller Indemnitees as a result of, caused by, arising out of or relating to:
(a)    any breach or inaccuracy of Buyer of any of the Buyer Fundamental Representations (in each case, when made);
(b)    any breach or inaccuracy of any of the other representations or warranties (in each case, when made) of Buyer contained in this Agreement; and
(c)    any breach of any of the covenants or agreements of Buyer contained in this Agreement.
10.3    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article X or elsewhere in this Agreement (subject to Section 10.3(f)), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(a)    De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article X in respect of any individual claim involving Losses arising under Section 10.1(b) or Section 10.2(b) to any Indemnitee of less than $20,000 (each, a “De Minimis Claim”).
(b)    Deductible.
(xix)    Seller will not have any liability under Section 10.1(b) unless and until the Buyer Indemnitees have suffered Losses in excess of $200,000 in the aggregate (the “Seller Deductible”) arising from Claims under Section 10.1(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 10.1(b) shall be limited to those that exceed the Seller Deductible.
(xx)    Buyer will not have any liability under Section 10.2(b) unless and until the Seller Indemnitees have suffered Losses in excess of $200,000 in the aggregate (the “Buyer

Deductible”) arising from Claims under Section 10.2(b) that are not De Minimis Claims and then recoverable Losses claimed under Section 10.2(b) shall be limited to those that exceed the Buyer Deductible.
(c)    Cap.
(xi)    Buyer’s aggregate liability under Section 10.2(b) shall not exceed $2,000,000.
(xii)    Seller’s aggregate liability under Section 10.1(b) shall not exceed $2,000,000.
(d)    Survival; Claims Period.
(i)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 18-month anniversary of the Closing Date (the “Expiration Date”); provided that the Buyer Fundamental Representations and the Seller Fundamental Representations shall survive for a period equal to the applicable statute of limitations for each such representation (the “Fundamental Expiration Date”).
(ii)    No action for a breach of any representation or warranty contained herein shall be brought after the Expiration Date or the Fundamental Expiration Date, as applicable, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.
(e)    Calculation of Losses. In calculating amounts payable to any Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person other than the applicable Indemnifying Party with respect to such Losses.
(f)    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to this Article X and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.

(g)    Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article X shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.
(h)    Setoff Amount of Convertible Note. Notwithstanding anything to the contrary contained herein, and subject to the rights of Seller set forth in this Section 10.3(h), the Buyer Indemnitees shall have the option, at their sole discretion, to notify Seller of its election to offset all Losses subject to indemnification hereunder that are determined by final non-appealable judgment to be due and payable by Seller to Buyer and which Losses have not been so paid by Seller against any unpaid principal of, and all accrued and unpaid interest under, the Convertible Subordinated Note on a dollar-for-dollar basis (the “Setoff Notification”). If within fifteen (15) days after receiving the Setoff Notification, Seller notifies the Buyer that it will pay all such Losses and tenders payment thereof within such fifteen (15) day period, no such setoff referenced in this Section 10.3(h) shall occur.
(i)    Recovery Limitations Against Seller. Notwithstanding anything to the contrary contained herein, in the event that Seller has breached a representation contained herein and the equivalent representation contained in the First Oasis MIPA is similarly breached by Trident (as defined in the First Oasis MIPA), then Seller’s liability to the Buyer Indemnitees hereunder for Losses with respect to the breach of such representation shall be limited solely to the extent of Seller’s failure to be indemnified by Trident pursuant to the First Oasis MIPA. To the extent (i) there are no restrictions on Seller from doing so and (ii) Seller may legally do so, in any such event as set forth in this Section 10.3(i), Seller hereby assigns to Buyer, effective at Closing, without any representation or warranty and without any recourse against Seller, Seller’s rights against the First Oasis MIPA sellers so that Buyer may enforce Seller’s rights against such First Oasis MIPA sellers directly. The assignment of the First Oasis MIPA as set forth in this Section Section 10.3(i) does not include any of Seller’s rights or obligations related to any post-closing financial true-up mechanisms attributable to the time period from the effective date of the closing of the transactions contemplated in the First Oasis MIPA and the Closing Date of the transactions contemplated in this Agreement.
10.4    Indemnification Procedures.
(h)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article X, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article X (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article X specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein. If the indemnified party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, the Indemnifying Party’s indemnity obligation relating to such Claim shall be limited to the extent that such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnitee’s consummation of the transactions contemplated hereby and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnitee or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to the Indemnifying Party), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement.
(i)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnitee as may be appropriate. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article X that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article X, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).
(j)    If requested by the Indemnifying Party, the Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnitee for any reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the Indemnifying Party shall reasonably cooperate with the Indemnitee and its counsel in contesting any Claim.

(k)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(l)    Notwithstanding anything in this Article X to the contrary, any indemnification payment to be made to an Indemnitee pursuant to this Article X shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within ten (10) days after the final determination thereof.
10.5    Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE X BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE X SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.
10.6    No Reliance.
(a)    THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III AND ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
10.7    Tax Treatment. Any payments made to any Party pursuant to Article X shall constitute an adjustment of the Cash Consideration for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.
Article XI
GOVERNING LAW AND CONSENT TO JURISDICTION
11.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
11.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) any state or federal court sitting in Harris County, Texas, and (b) any state appellate court therefrom within the State of Texas for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any state or federal court sitting in Harris County, Texas, or (ii) any state appellate court therefrom within the State of Texas or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
Article XII
GENERAL PROVISIONS
12.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
12.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.3    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Buyer to:
Spark Energy, Inc.
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Chief Executive Officer

With a copy to:
Spark Energy, Inc.
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: General Counsel
and
Locke Lord LLP
600 Travis, Suite 2800
Houston, TX 77002
Attention: Bill Swanstrom
If to Seller to:
Retailco Acquisition Co, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Chief Executive Officer

With a copy to:
Retailco Acquisition Co, LLC
2105 CityWest Blvd., Suite 100
Houston, TX 77042
Attention: Executive Vice President & General Counsel
12.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided that Buyer may assign its rights (but not its obligations) to an Affiliate of Buyer without the consent of Seller.
12.5    Third Party Beneficiaries. (a) this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; (b) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and (c) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
12.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
12.7    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
12.8    Representation by Counsel. Each Party agrees that it cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
12.9    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Seller Disclosure Schedules, the Oasis Disclosure Schedules or the Buyer Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Seller Disclosure Schedules, the Oasis Disclosure Schedules, or the Buyer Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the Seller Disclosure Schedules, the Oasis Disclosure Schedules, or the Buyer Disclosure Schedules may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.
12.10    Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

SELLER:
RETAILCO ACQUISITION CO, LLC

By:     /s/ W. Keith Maxwell III
Name: W. Keith Maxwell III
Title:     Chief Executive Officer

BUYER:

SPARK HOLDCO, LLC

By:     /s/ Nathan Kroeker
Name: Nathan Kroeker
Title:     Chief Executive Officer

Signature Page to
Membership Interest Purchase Agreement

Exhibit A
DEFINITIONS

“Adjusted Cash Consideration” has the meaning set forth in Section 2.3(b).
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph.
“All Reasonable Efforts” means with respect to a given goal, the efforts that a reasonable person in the position of the promisor would use so as to achieve that goal as expeditiously as possible, provided, however, that an obligation to use All Reasonable Efforts under this Agreement does not require the promisor to take any actions that would, individually or in the aggregate, cause the promisor to incur costs, or suffer any other detriment, out of reasonable proportion to the benefits to the promisor under this agreement.
“Base Consideration” has the meaning set forth in Section 2.2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Deductible” has the meaning set forth in Section 10.3(b)(ii).
“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Buyer and delivered to Seller on the Execution Date.
“Buyer Fundamental Representations” has the meaning set forth in Section 7.3(a).
“Buyer Indemnitees” has the meaning set forth in Section 10.1.
“Buyer Material Adverse Effect” means any Material Adverse Effect in respect of the Buyer.
“Cash Consideration” has the meaning set forth in Section 2.2.
“Claim” has the meaning set forth in Section 10.4(a).
“Claim Notice” has the meaning set forth in Section 10.4(a).
“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any agreements (written or oral), commitments, leases, licenses, notes, evidences of indebtedness, mortgages, security agreements, bonds, or other instruments, obligations or binding arrangements or understandings of any kind or character, whether oral or in writing.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Convertible Subordinated Debt” has the meaning set forth in Section 2.2.
“Convertible Subordinated Note” has the meaning set forth in Section 2.2
“Conveyance” has the meaning set forth in the recitals.
“Creditors’ Rights” has the meaning set forth in Section 3.2(b).
“Current Assets” means the assets of Oasis Power and OPH, on a consolidated basis, which would be classified as “current assets” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Oasis Financial Statements. Current Assets shall not include revenues from any Hedges.
“Current Liabilities” means liabilities of Oasis Power and OPH, on a consolidated basis, which would be classified as “current liabilities” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Oasis Financial Statements. Current Liabilities shall not include any liabilities for the current portion of, and any interest expense on, any Indebtedness of Oasis Power and OPH that is discharged in full at or prior to the Closing.
“Current PSE Payables” means all accounts payable or other amounts owed to PSE that are not past due more than thirty (30) days beyond the 25th day of the second (2nd) month following the month gas and/or power are delivered to or on behalf of Oasis Power.
“De Minimis Claim” has the meaning set forth in Section 10.3(a).
“Disclosure Schedule” means (i) with respect to Seller, the Seller Disclosure Schedules and the Oasis Disclosure Schedules, (ii)  with respect to Buyer, the Buyer Disclosure Schedules.
“Effective Date” means 12:01 the first day of the calendar month in which Closing occurs.
“Effective Date Working Capital” has the meaning set forth in Section 2.4(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
“Estimated Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents of Oasis Power and OPH, on a consolidated basis, setting forth the Current Assets and Current Liabilities of Oasis Power and OPH, on a consolidated basis, prepared in accordance with GAAP, and a calculation of the Working Capital that is estimated to exist as of the Effective Date using the same principles, policies, methodologies and procedures utilized in the preparation of the Oasis Financial Statements.
“Estimated WC Shortfall” has the meaning set forth in Section 2.3(b).
“Estimated Working Capital” has the meaning set forth in Section 2.3(a).
“Event” means any event, change, development, effect, condition, matter, occurrence or state of facts.
“Execution Date” has the meaning set forth in the introductory paragraph.
“Expiration Date” has the meaning set forth in Section 10.3(d)(i).
“Final Closing Statement” has the meaning set forth in Section 2.4(d).
“First Oasis MIPA” means that certain Membership Interest Purchase Agreement, by and among Trident Operating Company, LLC, RetailCo, LLC and Seller, dated as of May 12, 2015.
“Fundamental Expiration Date” has the meaning set forth in Section 10.3(d)(i).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approval” means all material notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Hedges” means any swap, option, swaption, hedge, collar, futures or similar Contract involving natural gas or electric power, or any other commodities trading Contract.
“Indebtedness” means, without duplication, all indebtedness, liabilities and obligations, now existing or hereafter arising, whether or not for money borrowed by a Person (including accrued and unpaid interest) or the incurrence of an obligation resulting in a monetary liability or obligation, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any note, indenture, guaranty, bond, debenture, loan agreement or other similar instruments.
“Indemnified Party” has the meaning set forth in Section 10.3(e).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Indemnitee” means, individually and as a group, the Buyer Indemnitees or the Seller Indemnitee, who are seeking indemnification under this Agreement, as applicable.
“Independent Accountant” means an independent nationally recognized United States based accounting firm that does not have an existing relationship with either of the Parties as is mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.
“Interest” means (i) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (iii) any right (contingent or otherwise) to acquire any of the foregoing.
“Knowledge” means (i) with respect to Seller and Oasis Power, the actual knowledge of W. Keith Maxwell III, Todd Gibson and Terry D. Jones and (ii) with respect to Buyer, the actual knowledge of Nathan Kroeker, Georganne Hodges and Gil Melman.
“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Leases” has the meaning set forth in Section 4.8.
“Lien” means %6. any mortgage, security interest, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise), right or preferential arrangement of any kind or nature whatsoever in respect of any property or assets (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming any Oasis Party or its Subsidiaries, under the Uniform Commercial Code or any comparable law) or other similar property interest or encumbrance in respect of any property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on the title to real or personal property (whether or not of record).
“Losses” has the meaning set forth in Section 10.1.
“Material Adverse Effect” shall mean with respect to any Person, any Event that, individually or in the aggregate, (x) is or would reasonably be expected to materially and adversely affect the assets, liabilities, business, condition (financial or otherwise), operations or properties of such Person and its Subsidiaries, taken as a whole, or (y) if applicable, is or would reasonably be expected to adversely affect such Person’s ability to consummate the transactions contemplated in this Agreement, or (z) with respect to the Oasis Business, any Event that is materially adverse to the operations of the Oasis Business or revenues or liabilities associated with the Oasis Business; provided that in determining whether a Material Adverse Effect has occurred, any change, event or development relating to (i) the markets or industries in which the relevant Person operates, (ii)  United States or global economic conditions or financial markets in general, (iii) the transactions contemplated by this Agreement including any public announcement of same, or (iv)  changes in Law, shall not be considered to give rise to or constitute a Material Adverse Effect; provided further, that to be excluded under subsection (iv)  above, such condition may not disproportionately affect, as compared to others in such business or industry, the relevant Person and its business, financial condition or operations of such relevant Person’s business, as applicable, and its revenues or liabilities.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Multiple Employer Plan” means a plan described in Section 4063(a) of ERISA.
“Oasis Acquisition Transaction” has the meaning set forth in Section 6.7.
“Oasis Assets” means the following assets and properties owned or leased by Oasis Power:
(ii)    all tangible personal property of every kind and nature that is used primarily in the ownership and operation of the Oasis Business, including furniture, supplies, inventory, materials and other fixtures, improvements and appurtenances thereto, wherever located at and used or necessary in the operation of the Oasis Business (collectively, the “Oasis Personal Property”);
(iii)    all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use primarily for or in connection with, the ownership and operation of the Oasis Business and the Oasis Personal Property, including the Permits;
(iv)    all prepaid rent, lease and security deposits;
(v)    all warranties, representations and guarantees made by suppliers, manufacturers and contractors covering the Oasis Business and Contracts;

(vi)    all benefits and rights under the Contracts;
(vii)    all rights and benefits of the following, in each case relating primarily to the Oasis Business: (A) all purchase orders, invoices, storage or warehouse receipts, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of the assets used or useful in connection with the Oasis Business;
(viii)    copies or originals of all tangible, digital or electronic Contracts, operating, performance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, equipment, procedures and records, historical data, sales and purchase records, materials relating to suppliers, vendors and other service providers, papers, ledgers, journals, reports, books, records, plans, and studies which relate primarily to the Oasis Business or which are used or held for use primarily in connection with, the ownership and operation of the Oasis Business; provided, however, such material shall not include (A) any proprietary data that is not primarily used in connection with the continued ownership or operations of the Oasis Business, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, or (C) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Oasis Business, and the Parties enter a mutually agreeable joint defense agreement related thereto (collectively, the “Oasis Records”); and
(ix)    the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating to the Oasis Business.
(x)    all cash, accounts receivable and inventory of Oasis Power shall remain with Oasis Power.
“Oasis Audited Annual Financial Statements” has the meaning set forth in Section 4.3(a).
“Oasis Benefit Plans” has the meaning set forth in Section 4.15(a)(ii).
“Oasis Business” means the business of retail, commercial and industrial sales of electrical power and natural gas consistent with past practices.
“Oasis Contracts” has the meaning set forth in Section 4.10(b).
“Oasis Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Seller pertaining to OPH and Oasis Power and delivered to Buyer on the Execution Date.
“Oasis Financial Statements” has the meaning set forth in Section 4.3(a).
“Oasis Interests” has the meaning set forth in the recitals.

“Oasis Interests Assignment” has the meaning set forth in Section 8.2(a)(i).
“Oasis Material Adverse Effect” means any Material Adverse Effect in respect of the Oasis Business.
“Oasis Parties” means OPH and Oasis Power, collectively.
“Oasis Personal Property” has the meaning set forth in Exhibit A under the definition “Oasis Assets.”
“Oasis Power” has the meaning set forth in the recitals.
“Oasis Records” has the meaning set forth in Exhibit A under the definition of “Oasis Assets.”
“Oasis Unaudited Annual Financial Statements” has the meaning set forth in Section 4.3(a).
“Oasis Unaudited Interim Financial Statements” has the meaning set forth in Section 4.3(a).
“Objection Notice” has the meaning set forth in Section 2.4(b).
“Objection Period” has the meaning set forth in Section 2.4(b).
“OPH” has the meaning set forth in the recitals.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“Original Working Capital” has the meaning set forth in Section 2.4(a).
“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Payoff Letter” has the meaning set forth in Section 4.11.
“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets or business of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person and which relate to amounts not yet delinquent; (d) statutory Liens for obligations that are not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (e) zoning and building laws, ordinances and regulations, that do not materially interfere with the use and operation of the assets of such Person in the ordinary course of business and (f) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Preliminary Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents setting forth the Current Assets and Current Liabilities of Oasis Power, prepared in accordance with GAAP, and a calculation of the Effective Date Working Capital using the same principles, policies, methodologies and procedures utilized in the preparation of the Oasis Financial Statements.
“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.
“PSE” has the meaning set forth in Section 4.11.
“PSE Fees” has the meaning set forth in Section 4.11.
“PSE Agreements” has the meaning set forth in Section 4.11.
“Records” means the books (including books of accounting and minute books), records and files, including Contracts and any and all Tax, financial, human resources, and other information of Oasis Power and OPH.
“Registered Intellectual Property” has the meaning set forth in Section 4.13.
“Representatives” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Deductible” has the meaning set forth in Section 10.3(b)(i).
“Seller Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Seller and delivered to Buyer on the Execution Date.
“Seller Fundamental Representations” has the meaning set forth in Section 7.2(a).
“Seller Indemnitees” has the meaning set forth in Section 10.2.
“Seller Material Adverse Effect” means any Material Adverse Effect in respect of the Seller.
“Setoff Notification” has the meaning set forth in Section 10.3(h).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Target Working Capital” means Working Capital of Oasis Power and OPH, on a consolidated basis, of zero ($0.00).
“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.
“TBOC” means the Texas Business Organizations Code, as amended from time to time.
“Termination Date” has the meaning set forth in Section 9.1(c).
“Transaction Documents” means this Agreement, the Oasis Interests Assignment, the Convertible Subordinated Note and the agreements, instruments, documents and certificates contemplated hereby and thereby.
“Transfer Taxes” has the meaning set forth in Section 6.8(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.
“Working Capital” means the difference between Current Assets and Current Liabilities, calculated in accordance with the example of such calculations set forth in Schedule 2.3(a) attached hereto.

EXHIBIT B

FORM OF OASIS INTERESTS ASSIGNMENT

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FORM OF ASSIGNMENT OF OASIS INTERESTS

This Assignment (this “Assignment”) is made and entered into this __ day of ___, 2015, by and between Retailco Acquisition Co, LLC (the “Assignor”), and Spark HoldCo, LLC (the “Assignee”). Each of the Assignor and Assignee are referred to herein individually as a “Party” and collectively as the “Parties.”
Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of May 12, 2015, by and between Assignor and Assignee.
W I T N E S S E T H:
WHEREAS, the Assignor owns all of the outstanding limited liability company interests (the “OPH Interests”) in Oasis Power Holdings, LLC (“OPH”);
WHEREAS, pursuant to the MIPA, Assignor has agreed to sell, assign, transfer and convey the OPH Interests, which shall include, without limitation, any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom (collectively, the “Conveyed Interests”) to the Assignee, and the Assignor desires to effect such sale, assignment, transfer and conveyance;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

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1.Assignment. Subject to and in accordance with the terms of the MIPA, the Assignor does hereby SELL, ASSIGN, TRANSFER and convey to the Assignee the Conveyed Interests, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws), and the Assignee hereby accepts the same.
2.Substitution as Member. From and after the Closing, Assignee shall be substituted for Assignor as a member of OPH with respect to the OPH Interests and shall become the sole member of OPH. From and after the Closing, Assignor shall cease to be a member of OPH and to have or exercise any right or power as a member of OPH or with respect to the Conveyed Interests. The Parties agree that the assignment of the Conveyed Interests, the admission of Assignee as a substitute member of OPH and the cessation of Assignor as a member of OPH shall not dissolve OPH and the business of OPH shall continue, notwithstanding any provision of the Organizational Documents of OPH to the contrary.
3.Disclaimer of Warranties.
(a)THE ASSIGNOR IS CONVEYING THE CONVEYED INTERESTS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS PROVIDED IN THE MIPA.
(b)The Assignor and the Assignee agree that the disclaimers contained in Section 3(a) herein, are “conspicuous” disclaimers. Any covenant implied by statute or law by use of the words “grant,” “sell,” “transfer,” “assign” or “convey” or any of them are hereby expressly disclaimed, waived, and negated.
4.GENERAL PROVISIONS.
(a)Binding Effect. This Assignment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
(b)Governing Law. This Assignment shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.
(c)Consent to Jurisdiction. The Parties voluntarily and irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Harris County, Texas for purposes of any Proceeding arising out of this Assignment (and each agrees that no such Proceeding relating to this Assignment shall be brought by it except in such courts).
(d)Further Assurances. Assignor for itself and its respective successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Assignee, Assignor will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Assignee in order to assign, transfer, set over, convey, assure and confirm unto and vest in Assignee,

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its successors and assigns, title to the equity interests sold, conveyed and transferred by this Assignment.
(e)Amendment and Modification. This Assignment may be amended, modified or supplemented only by written agreement of the Parties.
(f)Waiver of Compliance. Any failure of any Party to comply with any obligation, covenant, agreement or condition in this Assignment may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(g)No Third Party Rights. This Assignment shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and none of the provisions of this Assignment shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Assignment or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
(h)Entire Agreement. This Assignment, together with the MIPA, Convertible Subordinated Note and the other transaction documents contemplated in the MIPA, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. In the event of a conflict or inconsistencies between the terms and conditions of this Assignment and the MIPA, the terms and conditions of the MIPA shall control.
(i)Counterparts. This Assignment may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Assignment may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

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IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:
RETAILCO ACQUISITION CO, LLC

By:______________________________
Name:    W. Keith Maxwell III
Title:    Chief Executive Officer

ASSIGNEE:

SPARK HOLDCO, LLC

By:    ______________________________
Name: Nathan Kroeker
Title:     Chief Executive Officer

Exhibit B – Page 1

EXHIBIT C

FORM OF CONVERTIBLE SUBORDINATED NOTE

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NEITHER THIS NOTE, THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF EITHER SEI OR SPARK HOLDCO THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO EITHER SEI OR SPARK HOLDCO, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, (C) IN ACCORDANCE WITH RULE 144, RULE 145 OR RULE 144A UNDER THE SECURITIES ACT, IF APPLICABLE, AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS OR (D) IF EITHER SEI OR SPARK HOLDCO HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EITHER SEI OR SPARK HOLDCO, OR OTHERWISE SATISFIED ITSELF, THAT THE TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE U.S. STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES.

FORM OF
SPARK HOLDCO, LLC AND SPARK ENERGY, INC.
CONVERTIBLE SUBORDINATED PROMISSORY NOTE

Note No. 1	Issuance Date: [_____], 2015
Houston, Texas

For value received, Spark Energy, Inc., a Delaware corporation (“SEI”), and Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo,” and together with SEI, the “Issuers”), jointly and severally, promises to pay to the order of Retailco Acquisition Co, LLC (the “Holder”), the principal sum of Five Million and No/100 US Dollars ($5,000,000.00). This convertible promissory note (this “Note”) is subject to the following terms and conditions.

1.Interest, Maturity and Default

(a)Interest on this Note shall accrue from the Issuance Date on the unpaid principal balance at a rate equal to five percent (5%) per annum, simple interest compounding annually with interest only payable semiannually in arrears on January 1 and July 1 of each year, commencing July 1, 2015 (each an “Interest Payment Date”), provided, however, that Issuers shall have the right to elect to pay-in-kind all or portions of the interest payable under this Note by sending to Holder a notice of such election (a “PIK Election Notice”) at least two (2) business days prior to the

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applicable Interest Payment Date specifying (i) the amount of interest that will be paid in kind and (ii) the amount of cash that will be paid to Holder on the applicable Interest Payment Date, if any. Irrespective of the date a PIK Election Notice is made, the actual payment in kind will occur on the applicable Interest Payment Date. If a PIK Election Notice electing to pay interest in kind is made, on the applicable Interest Payment Date, the amount elected to be paid in kind will be capitalized, compounded and added to the unpaid principal amount of this Note effective as of such Interest Payment Date. Unless otherwise consented to in writing by the Holder, if the Issuers fail to deliver a PIK Election Notice to Holder on or before the date specified above for such notice and do not make an interest payment in cash on the applicable Interest Payment Date for all interest due, it shall be deemed that the Issuers have elected to pay the balance of the interest due on the applicable Interest Payment Date in kind. The principal and interest due under this Note shall be paid in full after the fifth (5th) anniversary of the Issuance Date (the “Maturity Date”), and if any principal or interest under this Note remains unpaid after the Maturity Date the interest rate on such unpaid amounts shall increase from five percent (5%) per annum to ten percent (10%) per annum, simple interest. Subject to Section 2, principal and any accrued but unpaid interest under this Note shall be due and payable upon written demand by the Holder at any time after the Maturity Date.

(b)Notwithstanding the provisions of Section 1(a) above and subject to
Section 2 below, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon (i) the execution by either Issuer of a general assignment for the benefit of creditors, (ii) the filing by or against either Issuer of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more or (iii) the appointment of a receiver or trustee to take possession of the property or assets of either Issuer.

2.Subordination

(a)The indebtedness evidenced by this Note, including principal and interest, is hereby expressly subordinated and junior, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Issuers’ Senior Indebtedness. “Senior Indebtedness” shall mean the principal of and unpaid interest and premium, if any, on (i) indebtedness of the Issuers or with respect to which either or both of the Issuers is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, and (ii) any deferrals, renewals, extensions, refunding, amendment, modification or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

(b)Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Issuers or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Issuers, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with either Issuer or otherwise by or on behalf of the holder of this

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Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of all of the Senior Indebtedness then outstanding.

(c)If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

(d)Nothing contained in the preceding paragraphs shall impair, as between the Issuers and the Holder, the obligation of the Issuers, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note. Holder, Issuers and Societe Generale, as agent under that certain credit facility dated August 1, 2014 under which Spark HoldCo is borrower, shall in good faith agree to a Subordination Agreement in a mutually agreeable form.

3.Conversion

(a)	Conversion at Holder’s Election

The principal and accrued but unpaid interest under this Note (the “Aggregate Note Amount”) shall at any time after eighteen (18) months be convertible, at the Holder’s written election to the Issuers, into (i) shares of SEI Class B common stock, $0.01 par value per share (“Class B Common Stock”), or if the Class B Common Stock is no longer authorized and has been converted into another class of common stock as of the date of conversion of this Note, the class of common stock as then authorized (the class of stock issued under this Section 2(a), the “Common Stock”) and (ii) an equivalent number of membership units in Spark HoldCo, LLC (the “Units”). The Aggregate Note Amount shall be convertible into an equivalent number of shares of Common Stock and Units equal to the quotient of the Aggregate Note Amount divided by $14.00 (the “Conversion Formula”). For example, if the Aggregate Note Amount is equal to $5,000,000.00 and the Fair Market Value of SEI Class A Common Stock is $15.00, Holder would be entitled to receive (i) 357,142 shares of Common Stock in SEI, (ii) 357,142 Units in Spark HoldCo and (iii) $12.86 in cash for the fractional share of Common Stock that will be accounted for in accordance with Section 3(c) below.

(b)	Automatic Conversion upon Sale of Company

Immediately prior to the Sale of SEI (as defined below), the Aggregate Note Amount shall be automatically converted into Class B Common Stock (or Common Stock if applicable) and Units in the manner set forth in Section 3(a) above and Section 3(c) below. For purposes of this Section 3(b), “Sale of SEI” means prior to the Maturity Date (and prior to conversion at Holder’s election) (i) the reorganization, consolidation or merger of the Issuers in which the holders of SEI’s outstanding voting securities prior to the closing of such reorganization, consolidation or merger do not retain

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voting securities representing a majority of the voting power of the surviving entity; (ii) the sale, transfer or exclusive license of all or substantially all of the assets of the Issuers; or (iii) the sale of equity by the existing holders of capital stock of SEI the result of which is that more than fifty percent (50%) of SEI’s outstanding voting securities immediately following such transaction are owned by persons or entities who were not equity holders of SEI immediately prior to any such transaction, provided that, a Sale of SEI shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by SEI or any successor or indebtedness of the Issuers is cancelled or converted or a combination thereof occurs.

(c)	Mechanics and Effect of Conversion

No fractional shares of either Common Stock or Units, respectively, will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, SEI or Spark HoldCo will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional shares based on the Fair Market Value of SEI Class A Common Stock multiplied times the number of fractional shares of Common Stock to which Holder is entitled to upon the conversion as provided in Section 3(a). Upon conversion of this Note pursuant to Section 3(a), the Holder shall surrender this Note, duly endorsed, at the principal offices of SEI or any transfer agent of SEI. At Holder’s expense, SEI and Spark HoldCo will, as soon as practicable thereafter, issue and deliver to such Holder, at the address of the Holder most recently furnished in writing to either SEI or Spark HoldCo, a certificate or certificates for the number of Common Stock and Units which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, SEI and Spark HoldCo will be forever released from all of their respective obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including, without limitation, the obligation to pay such portion of the principal amount and accrued interest.

For the purpose of this Note, “Fair Market Value of SEI Class A Common Stock” shall mean the closing price of a share of Class A Common Stock as reported by the NASDAQ Global Market on the date Holder exercises its conversion rights as provided in this Section 3 or if such date is not a trading day, the date of the most recent trading day prior to the date of exercise.
4.Rights to Setoff

The Issuers shall have the option, at their sole discretion, to notify Holder of its election to offset amounts owed to Spark HoldCo pursuant to Sections 2.4(e) or 10.3(h) of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of May 12, 2015, by and between Spark HoldCo and Holder, that are determined by final non-appealable judgment to be due and payable by Holder to Spark HoldCo and which amounts have not been so paid by Holder, against any unpaid principal of, and all accrued and unpaid interest under, this Note on a dollar-for-dollar basis (the “Setoff Notification”). If within fifteen (15) days after receiving the Setoff Notification, Holder notifies the Issuers that it will pay all such amounts and tenders payment

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thereof within such fifteen (15) day period, no such setoff referenced in this Section 4 shall occur. The parties hereby agree that the amount offset shall be applied first to accrued but unpaid interest and the remainder applied to principal of this Note. These rights of offset, shall be exercisable by either Issuer consistent with this Section 4 by giving written notice to Holder from time to time specifying the amount being offset and the effective date of such offset.

5.Payment

All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to either SEI or Spark HoldCo. Payment shall be credited first to the accrued but unpaid interest then due and payable and the remainder applied to principal. Any amounts due in connection with this Note may be prepaid in whole or in part at any time without penalty upon ten (10) days’ advance notice by either SEI or Spark HoldCo to the registered holder of this Note.

6.Payment of Taxes

Issuers, jointly and severally, will pay all taxes (other than taxes based upon income or gross margin) and other governmental charges, if any, that may be imposed with respect to the issue or delivery of this Note or any equity security to Holder upon conversion.

7.Tax Treatment

The parties agree that (a) none of the parties will realize any gain or loss for U.S. federal income tax purposes upon conversion to equity securities pursuant to Section 3 hereof, (b) the Note (until converted) will be treated as debt for income tax purposes, (c) occurrence of an event giving rise to an optional conversion right in favor of Holder prior to the Maturity Date is a remote contingency as described in Treasury Regulations Section 1.1275-2(h)(2), (d) this Note is not a contingent payment debt instrument as described in Treasury Regulations Section 1.1275-4 and (e) all tax returns will be prepared by the parties in a manner consistent with clauses (a) through (d) of this Section 7, unless otherwise required by applicable law.

8.Representations and Warranties of Holder

Holder hereby makes the representations and warranties set forth on attached Appendix A.

9.Transfer; Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, except for a pledge of this Note to a bank or other financial institution that creates a mere security interest in this Note in connection with a bona fide loan transaction, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of both Issuers. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note to either Issuer for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form

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satisfactory to both Issuers, and, thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

10.Conversion to Units

With respect to any Units acquired by Holder pursuant to the conversion provided for in Section 3, Holder, Spark HoldCo and SEI shall execute a counterpart to that certain Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo, LLC, dated August 1, 2014 (the “HoldCo LLC Agreement”). Upon the conversion, Holder acknowledges that its equity ownership interest Spark HoldCo will be subject to the terms and provisions of the HoldCo LLC Agreement as though it were a signatory party thereto.

11.Registration Rights

With respect to any Class B Common Stock acquired by Holder pursuant to the conversion provided for in Section 3, if so exercised by Holder, SEI shall grant unto Holder certain registration rights, including, without limitation, piggyback registration rights, such that Holder will have similar demand registration and piggyback registration rights as was granted to NuDevco Retail, LLC and NuDevco Retail Holdings, LLC, in that certain Registration Rights Agreement dated, August 1, 2014, that was entered into at the time of SEI’s initial public offering. It is agreed that at the time Holder exercises its conversion rights as set forth in Section 3, if so exercised, Holder and SEI will in good faith agree to a Registration Rights Agreement in a mutually agreeable form.

12.Governing Law; Jurisdiction

This Note shall be governed by and construed under the laws of the State of Texas as applied to agreements among Texas residents, entered into and to be performed entirely within the State of Texas, without giving effect to principles of conflicts of law. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Harris County, Texas in connection with any action relating to this Note.

13.Specific Performance.

Issuers acknowledge and agree that the remedies at law of Holder in the event of any default by SEI or Spark HoldCo in the performance of or compliance with any of the terms of this Note are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.Notices

Any notice required or permitted by this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in subsection (d), or (d)

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three (3) days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address of such party indicated directly below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party given in the foregoing manner.

SEI	Spark HoldCo	Holder
2105 CityWest Blvd. Suite 100 Houston, TX 77042 Attn: Chief Executive Officer	2105 CityWest Blvd. Suite 100 Houston, TX 77042 Attn: Chief Executive Officer	2105 CityWest Blvd. Suite 100 Houston, TX 77042 Attn: Chief Executive Office

15.Amendments and Waivers

Any term of this Note may be amended only with the written consent of the Issuers and the Holder. Any amendment or waiver effectuated in accordance with this Section 15 shall be binding upon Issuers, Holder and each transferee of this Note.

16.Shareholders, Officers and Directors Not Liable

In no event shall any shareholder, officer or director of either SEI or Spark HoldCo be liable for any amounts due or payable pursuant to this Note.

17.Action to Collect on Note

If action at law or equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18.Severability

If any provision of this Note shall be judicially declared to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the parties under this Note would not be materially and adversely affected thereby, such provision shall be fully separable, and this Note shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions of this Note shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

19.Waiver of Jury Trial

Each of SEI, Spark HoldCo and Holder hereby waives its right to trial by jury in any claim (whether based upon contract, tort or otherwise) under, related to or arising in connection with this Note.

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20.Waivers By Issuers

EACH OF SEI AND SPARK HOLDCO HEREBY WAIVE PRESENTMENT, NOTICE OF DISHONOR, PROTEST AND NOTICE OF PROTEST, AND ANY OR ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT, ENDORSEMENT OR COLLECTION OF THIS NOTE.

[Signature Page Follows]

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SEI:

SPARK ENERGY, INC.

By:    __________________________
Name:    __________________________
Title:    __________________________

SPARK HOLDCO:

SPARK HOLDCO, LLC

By:    __________________________
Name:    __________________________
Title:    __________________________

AGREED TO AND ACCEPTED:

HOLDER:

RETAIL ACQUISITION CO, LLC

By:    __________________________
Name:    __________________________
Title:    __________________________

Signature Page to Spark HoldCo, LLC and Spark Energy, Inc.
Convertible Subordinated Promissory Note

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APPENDIX A
To Convertible Subordinated Promissory Note

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

The Holder represents and warrants to Issuers as follows:

A.Investment Intent. Holder hereby represents and warrants that Holder is acquiring the Note for the Holder’s own account, not as nominee or agent, for beneficial interests and investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.

B.Restricted Securities. The Holder understands that this Note and any securities issued pursuant to the conversion of this Note are “restricted securities” under the federal securities laws inasmuch as it is being acquired from Issuers in a transaction not involving a public offering and that under such law and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Holder represents that is it familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

C.Information Made Available to Holder. Holder acknowledges that the Issuers have made available to the Holder, or to the Holder’s attorney, accountant or representative, all documents that the Holder has requested, and the Holder has requested all documents and other information that the Holder has deemed necessary to consider in connection with an investment in Issuers. Holder acknowledges that it has had an opportunity to consult with Issuers management regarding SEI’s and Spark HoldCo’s prospects and the risks associated with SEI’s and Spark HoldCo’s business. Holder acknowledges that it has had an opportunity to review financial information relating to SEI’s and Spark HoldCo’s businesses. Holder is familiar with the current capitalization and ownership of Issuers.

SELLER DISCLOSURE SCHEDULES

These Seller Disclosure Schedules are being delivered by Retailco Acquisition Co, LLC (“Seller”) pursuant to the terms and provisions of that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of May 12, 2015, by and among Seller and Spark HoldCo, LLC (“Buyer”).

Capitalized terms not otherwise defined in these Disclosure Schedules shall have the same meanings ascribed thereto in the MIPA.

Index to Disclosure Schedules:
Section 1.01    Article II

Schedule 2.3(a) Example Calculation of Working Capital
Section 1.02
Section 1.03    Article III    Disclosures Pertaining to Seller:

3.3	Non-Contravention

3.4	Governmental Approvals

3.6	Legal Proceedings

3.7	Broker’s Fee

Article V	Seller Disclosures Pertaining to OPH and Oasis Power:

4.4	Absence of Certain Changes

4.6	Legal Proceedings

4.7	Assets

4.8	Leases

4.9	Adequacy of Assets

4.10	Material Contracts

4.11(a)	Pacific Summit Energy, LLC Agreements

4.11(b)	Hedges with Pacific Summit Energy, LLC

4.13	Intellectual Property

4.14(g)	Taxes - Disregarded Entities

4.14(h)	Taxes - Affiliated Group

4.15(a)	Employee Benefits; Employment and Labor Matters

4.15(b)	Employee Benefits; Employment and Labor Matters

4.15(d)	Employee Benefits; Employment and Labor Matters

4.15(f)	Employee Benefits; Employment and Labor Matters

4.15(h)	Employee Benefits; Employment and Labor Matters

4.19	Transactions with Affiliates

Article VII    Covenants of the Parties:

6.1(a)	Conduct of Business of Oasis Power and OPH

6.1(b)	Conduct of Business of Oasis Power and OPH

6.9	Termination of Related Party Transactions

6.11	Resignations

Disclosure Schedules:
Schedule 2.3(a) Example Calculation of Working Capital

15-Apr	Amount
Cash	$39,629.90
AR	$3,459,961.21
Unbilled	$1,605,762.26
Storage	$38,041.75
Sec Dep	$19,428.00
Util Dep	$25,000.00
Total	$5,187,823.12

AP	$4,789,083.05
Accr Sales Tax	$361,665.58
PSE Storage Payable	$68,855.38
Int PSE	$17,970.87
Emp Bonus	$58,500.00
Total	$5,296,074.88

Working Cap	$(108,251.760)

Schedule 3.3 Non-Contravention

Nothing to Disclose.

Schedule 3.4    Governmental Approvals

Exceptions are any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority that would be triggered by a change of control at OPH, the parent company of Oasis Power as a result of the contemplated transactions.

Schedule 3.6 Legal Proceedings

Nothing to Disclose.

Schedule 3.7 Broker’s Fee

Nothing to Disclose.

Schedule 4.4 - Absence of Certain Changes

(a)	PSE Deferred Payment Agreement - Payoff Memo and Schedule

(b)	PSE Payoff and Release Agreement

(c)	Employee Bonus Payment Memo [Will be paid prior to Closing but as of the date hereof, they have not been paid.]

(d)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Michael Osowski.

(e)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Amy Van Gelder.

(f)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Denis Vermette.

(g)	Employment Agreement dated May 12, 2015 between Oasis Power, LLC and Albaro (Al) Barrios.

(h)	Employment Agreement dated March 10, 2015, between Oasis Power, LLC and Ryan Ulk.

Schedule 4.6 - Legal Proceedings

Nothing to Disclose.

Schedule 4.7 - Assets

Liens in certain Oasis Power assets created pursuant to the PSE Security Agreement, as amended, listed as item (c) in Schedule 4.10, reference to which is incorporated into this Schedule 5.7 for all purposes.

Schedule 4.8 - Leases

(i)	Lease Agreement, as amended, by and between Millennium-Windfall Partners, Ltd. and Oasis Power, LLC, originally executed on November 9, 2010.

(1)	Millenium Windfall - 10375 Richmond Ave Suite 400

(2)	Millenium Windfall - 10375 Richmond Ave Amend 1 Suite 1400 & 1450

(3)	Millenium Windfall - 10375 Richmond Ave Amend 2 Suite 1440

(4)	Millenium Windfall - 10375 Richmond Ave Amend 3 Suite 1440

Schedule 4.9 - Adequacy of Assets

Nothing to Disclose.

Schedule 4.10 - Material Contracts

(a)	Lease Agreement, as amended, by and between Millennium-Windfall Partners, Ltd. and Oasis Power, LLC, originally executed on November 9, 2010.

(1)	Millenium Windfall - 10375 Richmond Ave Suite 400

(2)	Millenium Windfall - 10375 Richmond Ave Amend 1 Suite 1400 & 1450

(3)	Millenium Windfall - 10375 Richmond Ave Amend 2 Suite 1440

(4)	Millenium Windfall - 10375 Richmond Ave Amend 3 Suite 1440

(b)	PSE Operating Agreement, as amended.

(1)	PSE Operating Agreement

(2)	PSE Operating Agreement - Amendment No 1

(3)	PSE Side Letter re Clarification of Amendments

(4)	PSE Operating Agreement - Amendment No 3

(5)	PSE Operating Agreement - Amendment No 4

(6)	PSE Operating Agreement - Amendment No 5

(7)	PSE Operating Agreement - Amendment No 6

(c)	PSE Security Agreement, as amended.

(1)	PSE Security Agreement

(2)	PSE Security Agreement - Amendment No 1

(3)	PSE Security Agreement - Amendment No 2

(4)	PSE Security Agreement - Amendment No 3

(5)	PSE Security Agreement - Amendment No 4

(d)	PSE Lockbox Agreement

(1)	PSE Lockbox Agreement

(2)	PSE Lockbox Agreement dated 4-1-10

(e)	Other Executed Agreements with PSE

(1)	IECA Dodd-Frank Agreement

(2)	Oasis - Master Netting Agreement

(3)	Oasis - August 2014 Notice Letter

(4)	Oasis - Response to August 2014 Notice Letter

(5)	PSE Payoff and Release Agreement

(f)	Swaps, hedges, derivative transactions, etc., See Open Balance Report (Gas)

(g)	Bonds, guarantees, letters of credit

(1)	Outstanding Bonds (all issued by Pasadena Insurance Agency)

Outstanding Bonds
Effective Dates		State	Limit
6/18/2014	6/18/2015	Illinois	$300,000.00
6/18/2014	6/18/2015	Illinois	$50,000.00
8/1/2014	8/1/2015	New Jersey Green Power	$25,000.00
8/1/2014	8/1/2015	New Jersey Electric	$250,000.00
8/1/2014	8/1/2015	New Jersey Gas	$250,000.00
10/11/2014	10/11/2015	West Penn Power	$25,000.00
11/1/2014	11/1/2015	PECO Energy	$35,000.00
11/7/2014	11/7/2015	Peoples Natural Gas	$27,000.00
			$962,000.00

(h)	Outstanding Guarantees (all issued by Sumitomo Corporation of America):

Oasis Power LLC - April - 2015

Outstanding Guarantee's Provided by Sumitomo Corporation of America

Counterparty	Guaranty Amount	Date Issued	Current Guaranty Outstanding
BG&E	$380,000.00	11/1/2010	$380,000.00
Duquesne	$250,000.00	9/28/2011	$250,000.00
Maryland PSC	$250,000.00	4/23/2010	$250,000.00
PAPUC	$250,000.00	10/1/2010	$250,000.00
POTOMAC	$25,000.00	5/21/2013	$25,000.00
Metropolitan Edison and/or Pennsylvania Electric	$250,000.00	5/11/2012	$250,000.00
PSE&G (GAS)	$75,000.00	12/26/2013	$75,000.00
PSE&G (Power)	$60,000.00	12/26/2013	$60,000.00

			$1,540,000.00

(1)	NYISO Letter of Credit ($780,000)

(2)	PJM Letter of Credit ($3,250,000)

(3)	BlackRock Financial Account Application

(i)	Employment Agreements

(2)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Michael Osowski.

(3)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Amy Van Gelder.

(4)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Denis Vermette.

(5)	Employment Agreement dated May 12, 2015 between Oasis Power, LLC and Albaro (Al) Barrios.

(6)	Employment Agreement dated March 10, 2015, between Oasis Power, LLC and Ryan Ulk.

(j)	Miscellaneous

(1)	Oasis Energy Trademark Assignment

(2)	Choose Energy Marketing Contract

(3)	ESG Agreements

(4)	ERGOS Agreement

(5)	Phone System Agreement

(6)	StormCrest License Agreement

(7)	HRP Agreement; outsourced human resources provider

(8)	Customer Contract - Llanerch Country Club

(9)	Customer Contract - Shop N Save

(10)	Customer Contract - Vital_Signs

(11)	Customer Contract - Portofino Condominium

Schedule 4.11(a) - Pacific Summit Energy, LLC Agreements

(a)	PSE Operating Agreement, as amended.

(1)	PSE Operating Agreement

(2)	PSE Operating Agreement - Amendment No 1

(3)	PSE Side Letter re Clarification of Amendments

(4)	PSE Operating Agreement - Amendment No 3

(5)	PSE Operating Agreement - Amendment No 4

(6)	PSE Operating Agreement - Amendment No 5

(7)	PSE Operating Agreement - Amendment No 6

(b)	PSE Security Agreement, as amended.

(1)	PSE Security Agreement

(2)	PSE Security Agreement - Amendment No 1

(3)	PSE Security Agreement - Amendment No 2

(4)	PSE Security Agreement - Amendment No 3

(5)	PSE Security Agreement - Amendment No 4

(c)	PSE Lockbox Agreement

(1)	PSE Lockbox Agreement

(2)	PSE Lockbox Agreement dated 4-1-10

(d)	Other Executed Agreements with PSE

(1)	IECA Dodd-Frank Agreement

(2)	Oasis - Master Netting Agreement

(3)	Oasis - August 2014 Notice Letter

(4)	Oasis - Response to August 2014 Notice Letter

Schedule 4.11(b) – Hedges with Pacific Summit Energy, LLC

All active hedge agreements with Pacific Summit Energy, LLC at the Closing which list shall be agreed upon by the parties and included in this schedule prior to Closing.

Schedule 4.13 - Intellectual Property

(a)	Oasis Energy Trademark; TEAS Registration No. 4346231; Filed with USPTO on 09.27.12; Registration Date 06.04.13

(1)	Oasis Energy Trademark Assignment

(2)	Oasis Energy Trademark Filing Receipt

Schedule 4.14(g) – Taxes – Disregarded Entities

Nothing to Disclose.

Schedule 4.14(h) – Taxes – Affiliated Group

Nothing to Disclose.

Schedule 4.15(a) - Employee Benefits; Employment and Labor Matters

(a)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Michael Osowski.

(b)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Amy Van Gelder.

(c)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Denis Vermette.

(d)	Employment Agreement dated May 12, 2015 between Oasis Power, LLC and Albaro (Al) Barrios.

(e)	Employment Agreement dated March 10, 2015, between Oasis Power, LLC and Ryan Ulk.

(f)	Employee Handbook

(g)	401K plan

(h)	Colonial Life Insurance

Schedule 4.15(b) - Employee Benefits; Employment and Labor Matters

Nothing to Disclose.

Schedule 4.15(d) - Employee Benefits; Employment and Labor Matters

Nothing to Disclose.

Schedule 4.15(f) - Employee Benefits; Employment and Labor Matters

Oasis is aware of an investigation by the Harris County District Attorney regarding the activities of former employee, Kevin Grewal. Oasis has informed the Harris County District Attorney that it does not wish to pursue this investigation.

Schedule 4.15(h) - Employee Benefits; Employment and Labor Matters

(a)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Michael Osowski.

(b)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Amy Van Gelder.

(c)	Employment Agreement dated May 12, 2015, between Oasis Power, LLC and Denis Vermette.

(d)	Employment Agreement dated May 12, 2015 between Oasis Power, LLC and Albaro (Al) Barrios.

(e)	Employment Agreement dated March 10, 2015, between Oasis Power, LLC and Ryan Ulk.

Schedule 4.19 – Transactions with Affiliates

Nothing to Disclose.

Schedule 6.1(a) - Conduct of Business of Oasis Power and OPH

No Exceptions

Schedule 6.1(b) - Conduct of Business of Oasis Power and OPH

(a)	PSE Deferred Payment Agreement - Payoff Memo and Schedule

(b)	PSE Payoff and Release Agreement

Schedule 6.9 - Termination of Related Party Transactions

Nothing to Disclose.

Schedule 6.11 - Resignations

(a)	W. Keith Maxwell III, Chief Executive Officer

(b)	Todd Gibson, Executive Vice President & Chief Financial Officer

(c)	Terry D. Jones, Executive Vice President & General Counsel

BUYER DISCLOSURE SCHEDULES

These Buyer Disclosure Schedules are being delivered by Spark HoldCo, LLC (“Buyer”) pursuant to the terms and provisions of that certain Membership Interest Purchase Agreement (the “MIPA”), dated as of May 12, 2015, by and between Buyer and Retailco Acquisition Co, LLC (“Seller”).

Capitalized terms not otherwise defined in these Buyer Disclosure Schedules shall have the same meanings ascribed thereto in the MIPA.

Index to Disclosure Schedules:

Section 1.04    Article V    Disclosures Pertaining to Trident Operating Company, LLC:

5.3	Non-Contravention

5.4	Governmental Approvals

5.5	Legal Proceedings

5.6	Broker’s Fee

Disclosure Schedules:
Schedule 5.3 Non-Contravention

Approval of the lenders under the Spark HoldCo, LLC Senior Credit Facility, dated August 1, 2014.

Schedule 5.4    Governmental Approvals

Nothing to Disclose.

Schedule 5.5 Legal Proceedings

Nothing to Disclose.

Schedule 5.6 Broker’s Fee

Agreement with Stout Risius Ross, Inc. to provide a fairness opinion to the Special Committee of the Board of Directors of Spark Energy, Inc., the fees of which are borne by Spark Energy, Inc.